Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Completes Amendment and Extension of
Revolving Credit Facility
HOUSTON, November 10, 2005 – Natural Resource Partners L.P. (NYSE: NRP) and (NYSE:NSP) today announced that its operating subsidiary, NRP (Operating) LLC, has completed an extension of its $175 million revolving credit facility for an additional year and improved its pricing. NRP retained the option to increase the limit up to $300 million.
The amendment extends the term of the credit facility by one year to 2010 with two separate options to extend for one additional year each. The amendment also lowers the borrowing costs and commitment fees. Currently $6 million is drawn on the credit facility.
Citibank, N.A. is the Administrative Agent for the credit facility with Wachovia Bank, National Association as the Syndication Agent. Citigroup Global Markets, Inc. and Wachovia Capital Markets, LLC, acted as Joint Lead Arrangers and Joint Bookrunners.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. The common units are traded on the New York Stock Exchange (NYSE) under the symbol NRP and the subordinated units are traded on the NYSE under the symbol NSP.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Forward Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include all statements regarding the extension and increase in limits of the facility. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it

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believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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